As filed with the Securities and Exchange Commission on November 4, 2010

Registration No. 333-166854

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 7

ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tibet Pharmaceuticals, Inc.

(formerly Shangri-La Tibetan Pharmaceuticals, Inc.)

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	2834	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1701, 17/F 90 Jaffe Rd. Wanchai, Hong Kong (852) 9798 5569	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Christopher J. Mugel, Esq.

Kaufman & Canoles, P.C.

Three James Center, 1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

(804) 771-5700 – telephone

(804) 771-5777 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares(2)	$18,000,000	$ —
Total(3)	$18,000,000	$ 1,283.40(3)

(1)

The registration fee for securities is based on an estimate of the aggregate offering price of the securities, assuming the sale of the securities at the midpoint of the high and low anticipated offering prices set forth in the prospectus, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)	The stated figure assumes the issuance of a maximum of 3,000,000 common shares at an assumed price of $6.00.
(3)	$1,456.68 previously paid.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. We do not anticipate material U.S. or state tax-related expenses inasmuch as we are a BVI company and do not have any physical operations in the United States. In addition to the U.S. legal fees referenced below, attorneys for our U.S. counsel also received an equity position in our company from a third party. See “Our Business—Control Agreements.” As these shares involve no cash payment and do not affect the proceeds from the offering, they are not presented in the table below. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee	$1,456.68
FINRA filing fee	$2,543.03
NASDAQ listing fee	$125,000
Legal fees and expenses for Chinese counsel	$70,000
Legal fees and expenses for British Virgin Islands counsel	$10,000
Legal fees and expenses for U.S. counsel	$230,000
Accounting fees and expenses	$130,000
Printing fees	$30,000
Misc.	$1,000.29
Total	$600,000

Item 14.	Indemnification of Directors and Officers

British Virgin Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

We have issued a total of 11,812,500 shares in the aggregate to 29 shareholders upon the reorganization of our company, in transactions that were not required to be registered under the Securities Act of 1933. All issuances of common shares to these shareholders were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, the issuance of 11,033,750 (10,983,750 to our founders and another 30,000 to early-stage investors) were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rules 901 and 903(b)(1) of Regulation S by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

	Date of Issue	No. of Common Shares	Consideration	Securities Registration Exemption
Fulcan Investments, LLC (Hayden Zou and Philip Zou)	22-Dec.-2009 01-July-2010	424,375	$245,965.28	Securities Act Section 4(2)
RMCC Investments, LLC	30-Jan.-2010	177,188	Received assignment of shares purchased by Fulcan Investments, LLC in consideration of services provided to Fulcan Investments, LLC and TBET	Securities Act Section 4(2)
Broadview-Richfield Holdings, LLC	30-Jan.-2010	177,187	Received assignment of shares purchased by Fulcan Investments, LLC in consideration of services provided to Fulcan Investments, LLC and Tai Shan.	Securities Act, Section 4(2)
One early- stage investor	01-July-2010	20,000	An early-stage investor who received assignment of shares purchased by Fulcan Investments, LLC in consideration of $300 and services provided to Fulcan Investments, LLC and TBET	Securities Act, Section 4(2); Regulation S, Rules 901 and 903(b)
YSTP Shareholders	30-March-2010	10,983,750	Surrender of interests in TBET	Securities Act, Section 4(2); Regulation S, Rules 901 and 903(b)
Other early-stage investors	13-April-2010 19-June-2010	30,000	$120,000	Securities Act, Section 4(2); Regulation S, Rule 901 and 903(b)

All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. There were no underwriters employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Placement Agreement, as amended (1)

3(i).1	Articles of Association of the Registrant (1)

3(i).2	Amended and Restated Articles of Association of the Registrant (1)

3(i).3	Articles of Association of Registrant reflecting name change (1)

3(ii).1	Memorandum of Association of the Registrant (1)

3(ii).2	Amended and Restated Memorandum of Association of Registrant (1)

3(ii).3	Memorandum of Association of Registrant reflecting name change (1)

4.1	Specimen Share Certificate (1)

4.2	(withdrawn)

5.1	(withdrawn)

5.2	Opinion of Kaufman & Canoles, P.C., British Virgin Islands counsel (2)

10.1	(withdrawn)

10.2	Translation of Entrusted Management Agreement for YSTP (1)

10.3	Translation of Shareholder Voting Proxy Agreement for WFOE (1)

10.4	Translation of Pledge of Equity Interest Agreement for WFOE (1)

10.5	Translation of Exclusive Option Agreement for YSTP (1)

10.6	Form of Lock-Up Agreement (1)

10.7	(Withdrawn)

10.8	Translation of Medicinal Materials Procurement Contract (Ba Sang) (1)

10.9	Translation of Medicinal Materials Procurement Contract (Chun Sheng) (1)

Exhibit Number	Document

10.10	Translation of Medicinal Materials Procurement Contract (Cili Peichu) (1)

10.11	Translation of Medicinal Materials Procurement Contract (Kunming Morningstar Printing Co.) (1)

10.12	Translation of Medicinal Materials Procurement Contract (Xiong Ba) (1)

10.13	Translation of Sales Contract (Hangzhou Hesheng Medicine Co. Ltd) (1)

10.14	Translation of Sales Contract (Kunming Shangri-La Medicine Co. Ltd.) (1)

10.15	Translation of Agreement on Prescription and Industrialization Development of Tibetan Medicine (Kunming Institute of Botany of Chinese Academy Of Sciences) (1)

10.16	Translation of Agreement on Research into Tibetan Medicine Pharmacology and Effect (Second Military Medical University of Chinese People’s Liberation Army) (1)

10.17	Retainer Contract (Taylor Z. Guo) (1)

10.18	Retainer Contract (Sabrina Ren) (1)

10.19	Retainer Contract (Hong Yu) (1)

10.20	Form of Escrow Agreement (1)

10.21	Letter of Engagement and attachments with Trilogy Capital Markets, Inc. as amended (1)

21.1	Subsidiaries and Affiliate of the Registrant (1)

23.1	Consent of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP (1)

23.2	(withdrawn)

23.3	Consent of Kaufman & Canoles, British Virgin Islands counsel (included in Exhibit 5.2) (2)

23.4	Consent of DeHeng Law Offices, Chinese counsel (included in Exhibit 99.1) (2)

24.1	Power of Attorney (included at page II-6) (1)

99.1	Opinion of DeHeng Law Offices, Chinese counsel (2)

99.2	Code of Business Conduct and Ethics (1)

(1)	Previously filed.
(2)	Filed herewith.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e)	that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(g)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	any other communication that is an offer in the offering made by the Registrant to the purchaser.
(h)	to provide to the Placement Agent at the closing specified in the Placement Agent agreements, certificates in such denominations and registered in such names as required by the Placement Agent to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 4th day of November, 2010.

TIBET PHARMACEUTICALS, INC.

/S/ TAYLOR Z. GUO
Taylor Z. Guo
Chief Executive Officer
(Principal Executive Officer)

Date: November 4, 2010

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Hong Yu	Chairman of the Board of Directors	November 4, 2010

/s/ TAYLOR Z. GUO Taylor Z. Guo	Chief Executive Officer, Director (Principal Executive Officer)	November 4, 2010

/s/ SABRINA Y. REN Sabrina Y. Ren	Chief Financial Officer (Principal Accounting and Financial Officer)	November 4, 2010

* Dr. Wenbo Chen	Director	November 4, 2010

* Youhang Peng	Director	November 4, 2010

* Solomon Chen	Director	November 4, 2010

/s/ Youhang Peng	Authorized Representative in the U.S.	November 4, 2010

*by:	/S/ TAYLOR Z. GUO
Taylor Z. Guo. Atty in Fact
November 4, 2010